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24(b)(10)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated April 7, 2010 with respect to the financial statements of John Hancock Life Insurance Company of New York and the financial statements of John Hancock Life Insurance Company of New York Separate Account A, which are contained in the Statement of Additional Information in the initial Registration Statement (Form N-4) (Venture Frontier Variable Annuity) and the related Prospectus of John Hancock Life Insurance Company of New York Separate Account A.


                                        /s/ Ernst & Young

Boston, Massachusetts
October 4, 2010